Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Tennant Company:
We consent to the incorporation by reference in the registration statements (No. 333-62003, 333-28641, 333-73706, 333-51531, 333-157708, 333-142581, and 333-166342) on Form S-8 and (No. 333-160887) on Form S-3 of Tennant Company of our report dated February 21, 2013, with respect to the consolidated balance sheets of Tennant Company as of December 31, 2012 and 2011, and the related consolidated statements of earnings, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Tennant Company.
/s/ KPMG LLP
Minneapolis, Minnesota
February 21, 2013